Exhibit 10.36

SEPARATION AGREEMENT BETWEEN

JOHNSONDIVERSEY, INC. AND EDWARD J. KENNEDY

Date:	November 17, 2008

From:	Edward F. Lonergan	PERSONAL & CONFIDENTIAL

To:	Edward J. Kennedy

The following sets forth our mutual agreement (“Agreement”) regarding your separation from JohnsonDiversey, Inc. (the “Company”):

1. Employment and Resignation.

a. Resignation. You hereby submit and the Company hereby accepts your irrevocable written resignation as Senior Vice President and Regional President- APAC/Japan of the Company effective December 26, 2008 or such earlier date which is the first to occur of the following: (i) such date as the Company shall select on prior written notice to you as provided in Section 10.j, or (ii) the date you incur a “separation from service” (as such phrase is defined in Internal Revenue Code Section 409A and the regulations promulgated thereunder) with the Company, its subsidiaries and affiliates (such date of resignation being herein referred to as the “Termination Date”).

b. Position and Duties. Effective as of the date first written above (the “Effective Date”) and continuing through the Termination Date (the “Transition Period”), you will continue as Senior Vice President and President-APAC/Japan of the Company and will perform such duties as shall be assigned by the Chief Executive Officer (“CEO”) of the Company.

c. Terms and Conditions. During the Transition Period, your current base salary of $325,000 (“Base Salary”) and employee benefits, each as in effect as of the Effective Date, shall continue in effect; provided, however, any change in employee benefits effective during the Transition Period that is applicable to employees of the Company generally shall also be applicable to you.

2. Termination. Notwithstanding Sections 1.a, 1.b and 1.c, or any other provision of this Agreement, the termination of your employment hereunder will be governed by the following provisions:

a. Death. If you die prior to the end of the Transition Period, the Company will pay your beneficiaries or estate, as appropriate, promptly after your death but not later than December 31, 2008, the unpaid Base Salary to which you are entitled, pursuant to Section 1.c, through the date of your death, a bonus prorated at target level for the fiscal year in which the death occurs, your accrued but unused vacation, incurred but unreimbursed business expenses, plus (without duplication) any amounts otherwise due under applicable law or pursuant to any benefit plan or policy that is maintained by the Company or its subsidiaries or affiliates in which you participated, and your beneficiaries or estate will be entitled to no other compensation or benefits. The Company will also pay your beneficiaries or estate, as appropriate, a Cash LTIP payment for any open performance cycle based on actual performance prorated to date of death, with payment to be made when awards for such cycle are paid to the other participants.

b. Cause.

(i) The Company may terminate your employment hereunder for Cause (as defined below) prior to the end of the Transition Period by written notice as provided in Section 10.j. If you are terminated for Cause, the Company will promptly pay to you (or your representative) the unpaid Base Salary to which you are entitled, pursuant to Section 1.c, through the date you are terminated and you will be entitled to no other compensation or benefits, except as otherwise due to you under applicable law or pursuant to any benefit plan or policy that is maintained by the Company or its subsidiaries or affiliates in which you participated.

(ii) For purposes of this Agreement, “Cause” means:

(A) Material breach of this Agreement, including a material failure to perform within the provisions of “This We Believe,” after having received prior written notice of such material breach and you have not corrected such material breach (if capable of correction) to the reasonable satisfaction of the President and CEO within the thirty (30) day period following your receipt of such written notice.

(B) Willful misconduct, or willful violation of the law in the performance of duties under this Agreement.

(C) Willful failure or refusal to follow reasonable, explicit, and lawful instructions or directions from the President and CEO concerning the operation of Company business.

(D) Conviction of a felony.

(E) Theft or misappropriation of funds or property of Company, or commission of any material act of dishonesty involving Company, its employees, or business.

(F) Appropriating any corporate opportunity of Company, unless the transaction was approved in writing by the President and CEO following full disclosure of all pertinent details of the transaction.

(G) Breach of fiduciary duty owed to Company as an executive of Company.

(H) Material breach of any duty or obligation under the attached Confidentiality Agreement, Non-Competition Agreement, and/or Trade Secret, Invention, and Copyright Agreement, after having received prior written notice of such material breach and you have not corrected such material breach (if applicable of correction) to the reasonable satisfaction of the President and CEO within the thirty (30) day period following your receipt of such written notice.

For purposes of this Section 2, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interest of the Company.

3. Severance Pay and Benefits. Unless your employment has been terminated by reason of death or Cause as provided in Section 2 and subject to the terms of this Agreement, the Company will pay or provide to you:

a. Salary Continuation. The Company will pay you an amount equal to two times the sum of your annual Base Salary ($325,000) and your Annual Incentive Plan (“AIP”) bonus opportunity at your 2008 target rate ($162,500) as salary continuation which will be paid over 24 months following the Termination Date. Payments of this salary continuation amount of $975,000 will be paid in equal installments at the times and in the manner consistent with Company payroll practices for executive employees, and each installment payment shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code; provided, however, that notwithstanding the foregoing, installments (beginning with the first installment to be made and continuing with subsequent installments in order of time) with an aggregate value of $550,000 shall be paid in a lump sum on or before December 31, 2008 and the remaining aggregate installments ($425,000) shall continue to be paid at the times they would have been paid had such lump sum payment not been made. Payments made on or before June 30, 2009 will have the current U.S. hypothetical tax rate deducted. Payments made after June 30, 2009 will have all federal taxes deducted, as applicable; provided, however, if you return to the U.S. after June 30, 2009, any state and local taxes may also be deducted.

b. Health Benefits. The medical, dental and vision coverage you elected under the JohnsonDiversey Choice Benefits Program will cease on your Termination Date. At your option, you may continue your coverage for a period of 24 months, inclusive of 18 months of COBRA. Please contact the JDI Service Center at (866) 391-0760 for more detailed information. If you elect any such continued coverage, the Company will subsidize the medical, vision and dental rates for the 24 months of continuation coverage following your Termination Date so that for the same coverage you will pay the same amount of contribution as if you were an active employee; provided, however, that following the end of your 18 months of COBRA continuation coverage and continuing through the end of the 24 month period, with respect to any such medical, dental and vision benefits provided under a self-insured medical reimbursement plan (within the meaning of Section 105(h) of the Internal Revenue Code), (a “Self-Insured Medical Plan”), for which you have elected coverage, the reimbursement of an eligible medical expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (B) you must pay to the Company the cost, on an after-tax basis, for the premium payments (both the employee and employer portion) required for such continued coverage under any Self-Insured Medical Plan. On or about January 31, 2012, the Company will make a payment in cash to you equal, on an after-tax basis, to (i) the amount, if any, you paid in premium payments during the immediately preceding calendar year for such continued coverage under any Self-Insured Medical Plan for the period following the end of the 18-months of COBRA continuation coverage through the end of the 24-month period, exceeds (ii) the amount you would have paid if you had remained in employment during such period.

c. Choice Benefits. As with the health benefits, the coverage you elected will cease on your Termination Date.

d. (i) 2008 AIP. You will receive a 2008 AIP bonus payment at your 2008 target rate ($162,500). This payment will be made after the end of 2008 at the time the Company pays 2008 awards under the terms of the AIP but in no event will the payment be payable later than March 15, 2009 and will be subject to the current U.S. hypothetical tax deductions.

(ii) 2006-2008 Cash LTIP. You will receive Cash LTIP payment for the 2006-2008 performance cycle based on actual performance. This payment will be made after the end of the 2006-08 performance cycle at the time the Company pays awards under the terms of the LTIP for the 2006-08 performance cycle to other participants and will be subject to all federal, state, and local taxes, as applicable.

e. 2007-09 Cash LTIP. You will receive a prorated Cash LTIP payment for the 2007-09 performance cycle based on actual performance, with your prorated entitlement to be determined by multiplying the otherwise earned benefit by a fraction, the numerator of which is the number of complete months during the performance cycle to your Termination Date and the denominator of which is 36. This payment will be made after the end of the 2007-09 performance cycle at the time the Company pays awards under the terms of the LTIP for the 2007-09 performance cycle to other participants and will be subject to all federal, state, and local taxes, as applicable.

f. 2008-10 Cash LTIP. You will receive a prorated Cash LTIP payment for the 2008-10 performance cycle based on actual performance, with your prorated entitlement to be determined by multiplying the otherwise earned benefit by a fraction, the numerator of which is the number of complete months during the performance cycle to your Termination Date and the denominator is 36. This payment will be made after the end of the 2008-10 performance cycle at the time the Company pays awards under the terms of the LTIP for the 2008-10 performance cycle to other participants and will be subject to all federal, state, and local taxes, as applicable.

g. JohnsonDiversey Retirement Plan/Non-qualified Retirement Plan. Your vested benefits under these plans at your Termination Date will be available to you pursuant to their terms. You will receive more detailed information within two weeks of your Termination Date.

h. 401(k) Plan. You will continue to participate in the 401(k) Plan based on your base salary up to your Termination Date. Your Plan account will be based on the date of distribution of your account to you. To access your 401(k) account, please call Fidelity at (800) 890-4015.

i. Relocation/Expatriate Assignment Provisions. You will be entitled to a relocation benefit to relocate back to the U.S. according to the terms of the Company’s relocation policy as in effect as of the Effective Date (to be exercised on or before June 30, 2009); provided, however, that the expenses to be reimbursed must be incurred prior to the end of 2010, and provided further, that the Company shall pay all reimbursement for such expenses so incurred by the end of 2011. In addition, the Company will continue to provide you a housing and education allowance thru June 30, 2009 pursuant to the terms of your Expatriate Assignment Letter between us dated September 23, 2005 (the “Expatriate Assignment Letter”) as detailed in Exhibit “B” attached hereto.

j. Flexible Spending Account/Car Allowance. You will be entitled to reimbursement of expenses from your Flexible Spending Account for 2008 and 2009. Payment will be made within 90 days following the date you submit evidence that you incurred eligible expenses, and in all events prior to the last day of the calendar year following the calendar year in which you incur the expense. In no event will the amount of such expenses paid in one year affect the amount of expenses eligible for payment, or in-kind benefits to be provided, in any other taxable year.

k. Outplacement Assistance/All Other Benefits. You will receive a senior executive level outplacement program by an outplacement firm selected by you and paid for by the Company up to $30,000, provided that such payment shall be completed not later than June 30, 2009. All other benefits not specifically mentioned above cease as of your Termination Date, and you will not be entitled to any awards under our annual or long-term bonus or incentive plans (including performance bonus objective, AIP, and Cash/Equity LTIP incentive awards) for 2009 or later years. You will be paid for unused 2008 vacation days in accordance with Company policy and the requirements of Wisconsin law.

l. Release. Payment of the Cash LTIP payments described in Section 3.e and 3.f, and the relocation payment described in 3.i are conditioned upon your executing and delivering to the Company within 21 days after the Termination Date and not revoking a Release of Claims Agreement in the form attached as Exhibit “A”. If you do not execute the Release of Claims Agreement and deliver it to the Company within such period or if you execute and deliver the Release of Claims Agreement to the Company but revoke it before it becomes effective as provided therein, you will not be entitled to the payments referenced above in this Section 3.l and the aforementioned provisions of this Section 3 of the Agreement providing for such payments will be null and void and without effect.

4. Corporate Credit Card. You agree to file all expense reports on your Mastercard Corporate Credit Card on or before your Termination Date. If any amount remains outstanding, you agree that the Company will withhold said amount from any monies due you under this Agreement that are not subject to Section 409A of the Internal Revenue Code or will otherwise promptly reimburse the Company on request.

5. Return of Company Property. Not later than the date of termination of the separate consulting services agreement between you and the Company, you shall return all Company-owned property in your possession, including but not limited to all keys to buildings or property, credit cards, files, equipment, software and computers, documents and papers (including but not limited to reports, Rolodexes, sales data, product lists, business plans, financial information, corporate governance materials, notebook entries, and files), telephone cards, cellular telephone(s), and all other Company property in accordance with Company guidelines and the Non-Compete (as defined below in Section 6).

6. Non-Compete. As a material term of this Agreement, you agree to comply in all respects with the terms of the Non-Competition Agreement with the Company, (ii) the Trade Secret, Invention, and Copyright Agreement with the Company and (iii) the Confidentiality Agreement with the Company (collectively, the “Non-Compete”), in each case that you signed and is dated                     . You acknowledge and agree that the Non-Compete remains in full force and effect notwithstanding the termination of your employment with the Company. The terms of the Non-Compete are hereby incorporated by reference. You reaffirm the terms of the Non-Compete and agree that (a) by executing this Agreement you are agreeing to all of the terms of the Non-Compete as if you signed that documents anew, and (b) the payments you are receiving and/or are to receive under this Agreement is consideration for the obligations you have under the Non-Compete.

7. Confidentiality. The Parties agree that neither party, nor anyone acting in on his/its behalf shall initiate or cause to be initiated any publicity or any oral or written communication whatsoever concerning the terms of this Agreement and, with the exceptions stated herein below, shall forever hold confidential and not make public to anyone, in particular, current and past employees of the Company, whether by oral or written communications or otherwise, said terms, except only: (a) as may be required by the Company to comply with securities laws and regulations; (b) to the extent as may be necessary to accomplish legal review, financial planning, tax planning and the filing of income tax returns; (c) to the extent as may be necessary to enforce the terms of this Agreement; (d) to the extent as may be compelled by court order; or (e) to spouses or immediate family members. Any breach of this section shall be considered a material breach of the Agreement.

8. Non-Disparagement. You agree that you will not make any disparaging or derogatory remarks or statements about the Company, or the Company’s current and former officers, directors, shareholders, principals, attorneys, agents or employees, or your prior employment with the Company. The Company agrees that it will not make any disparaging or derogatory remarks or statements about you or your prior employment with the Company. Remarks or statements made by any officer, director, shareholder, principal or employee of the Company to any other officer, director, shareholder, principal, or employee of the Company shall not be covered by this Section 8 . In the event a prospective employer contacts the Company by any means to verify your employment, the only information that the Company, and its agents or employees will provide will be your hire date, date of resignation and last position held.

9. Breach of Agreement. The Company shall have the right to terminate any and all payments to be made to you under this Agreement in the event of your material breach of any of your obligations under Sections 6 and 7 of this Agreement or under the Non-Compete. In the event the Company believes you have breached any other provision of this Agreement, prior to terminating any payments, the Company will provide written notice to you of the alleged breach and will provide you with forty-five (45) days to cure any such breach (if capable of cure).

10. Miscellaneous.

a. In the event that the Company is involved in any investigation, litigation, arbitration or administrative proceeding subsequent to the Termination Date, you agree that, upon written request, you will provide reasonable cooperation (in a manner which enables you to provide the cooperation (if practicable) outside of the normal work hours associated with your then-current employment or other business responsibilities) to the Company and its attorneys in the prosecution or defense of any investigation, litigation, arbitration or administrative proceeding, including participation in interviews with the Company’s attorneys, appearing for depositions, testifying in administrative, judicial or arbitration proceedings, or any other reasonable participation necessary for the prosecution or defense of any such investigation, litigation, arbitration or administrative proceeding. The Company agrees to reimburse you for your reasonable expenses in participating in the prosecution or defense of any investigation, litigation, arbitration or administrative proceeding, provided that you submit acceptable documentation of all such expenses.

b. This Agreement is made in the State of Wisconsin, and shall in all respects be interpreted, enforced and governed under the laws of the State of Wisconsin (exclusive of any rules pertaining to choice of law), or by Federal law where applicable.

a. The provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement is: (i) in writing; (ii) specifically references this Agreement; (iii) is signed by you; and (iv) is signed and approved by an authorized officer of the Company.

c. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof; the Parties have executed this Agreement based upon the terms set forth herein; the Parties have not relied on any prior agreement or representation, whether oral or written, which is not set forth in this Agreement; no prior agreement, whether oral or written, shall have any effect on the terms and provisions of this Agreement; and all prior agreements, whether oral or written, are expressly superseded and/or revoked by this Agreement, including, without limitation, the Expatriate Assignment Letter and the Employment Agreement between us dated July 1, 2008, unless otherwise provided herein.

d. Each provision of this Agreement shall be enforceable independently of every other provision. Furthermore, in the event that any provision is deemed to be unenforceable for any reason, the remaining provisions shall remain effective, binding and enforceable. The Parties further acknowledge and agree that the failure of any party to enforce any provision of this Agreement shall not constitute a waiver of that provision, or of any other provision of this Agreement.

e. You agree and understand that this Agreement sets forth and contains all of the obligations the Company has to you and that you are not entitled to any other compensation of any kind or description.

f. We advise you to consult an attorney prior to signing this Agreement, especially in relation to the Release and Claims Agreement stated above. However, each party will bear their own attorney’s fees and costs in connection with drafting and negotiation of this Agreement.

g. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

h. The Company may withhold from any amounts payable under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

i. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the address set forth below for such party or to such other address as any party may have furnished to the other in writing in accordance herewith:

(i) If to The Company: JohnsonDiversey, Inc., 8310 16th Street, P.O. Box 902, Sturtevant, Wisconsin 53177-0902, attention Chief Executive Officer.

(ii) If to Executive. Edward J. Kennedy at his residence as identified in the Company’s records at the Effective Date.

j. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with or exempt from the provisions of Section 409A of the Internal Revenue Code. This Agreement shall be administered in a manner consistent with this intent. Each party is responsible for reviewing this Agreement for compliance with Section 409A.

k. The provisions of this Agreement are not intended, and should not be construed to be legal, business or tax advice. The Company, you and any other party having any interest herein are hereby informed that the U.S. federal tax advice contained in this document (if any) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.

Cash compensation and benefits payable under Section 3 of this Agreement shall be reduced dollar for dollar by the amount, if any, of monies and benefits paid to you by the Company, or its affiliates, as mandated by the law of Singapore by reason of a termination of employment, but only to the extent such cash compensation and benefits payable under Section 3 either do not provide for the deferral of compensation under Section 409A of the Internal Revenue Code or would be paid at the same time and in the same form as monies and benefits mandated by the law of Singapore.

11. Resignation From Positions. Effective as of the Termination Date, you hereby resign from all your positions with the Company, its subsidiaries and its affiliates, including as an employee, officer, director, or member of any committee or board thereof, which you hold or in which you serve immediately prior to the Termination Date. From and after the Termination Date, you shall no longer be an employee, officer or director of the Company or any of its subsidiaries or affiliates.

If you are in agreement with all of the terms stated in this Agreement, please sign both copies where provided below and return one copy to me.

JohnsonDiversey, Inc.

	By:	/s/ Edward F. Lonergan
Edward F. Lonergan

Accepted and agreed to this 19th day of December, 2008

/s/ Edward J. Kennedy
Edward J. Kennedy

EXHIBIT A

RELEASE OF CLAIMS AGREEMENT

This Release of Claims Agreement (“Agreement”) is made by and between JohnsonDiversey, Inc. (the “Company”) and Edward J. Kennedy (“Executive”).

WHEREAS, Executive was employed by the Company;

WHEREAS, the Company and Executive have entered into an Agreement dated November 17, 2008 (the “Severance Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as the “Parties”) hereby agree as follows:

1. Termination. Executive’s employment with the Company terminated on December 26, 2008.

2. Consideration. Subject to and in consideration of Executive’s release of claims as provided herein, the Company agrees to pay Executive certain benefits as set forth in the Severance Agreement.

3. Payment of Salary. Executive acknowledges and represents that the Company and its affiliates has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive, other than such payments and benefits remaining to be paid under the terms of the Separation Agreement between Executive and the Company.

4. Release. In consideration of the Company’s provision for the severance payments provided in the Severance Agreement, Executive agrees, on behalf of himself, his spouse or any former spouse, dependents, heirs, attorneys, successors and assigns, to release, hold harmless and forever discharge JOHNSONDIVERSEY, INC., as well as its parent companies, subsidiaries, affiliates, successors, predecessors, employees, agents, directors and officers, past and present, stockholders and estates in their individual and business capacities, jointly and severally, (collectively referenced herein as “the Released Parties”), from any and all claims, damages, fees, costs or other equitable, legal, statutory or common law relief for any causes of action, obligations, contracts, torts, claims, costs, penalties, fines, liabilities, attorneys’ fees, demands or suits, of whatever kind or character, known or unknown, fixed or contingent, liquidated or unliquidated, whether asserted or unasserted, arising out of or related to Executive’s prior employment with the Company, his termination from employment with the Company, any employment agreements, policies or practices governing terms of Executive’s employment, and any acts or omissions by the Company or any of the Company’s current and former officers, directors, shareholders, principals, attorneys, agents, employees, affiliates, parent companies, subsidiaries, successors and assigns, at any time up through the Effective Date of this Agreement. This Agreement shall specifically apply to, but shall not be limited to, claims for violation of civil rights, including violations of Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act

or any other state or federal statute (or constitution), including but not limited to any claim based upon race, sex, national origin, ancestry, religion, age, mental or physical disability, marital status, sexual orientation or denial of Family and Medical Leave; claims arising under the Employee Retirement Income Security Act (“ERISA”), or pertaining to ERISA-regulated benefits; claims arising under the Fair Labor Standards Act, including any claims for wages, vacation pay, severance pay, bonus compensation, commissions, deferred compensation, other remuneration of any kind or character; claims for violations of any federal, state or local laws governing employment or labor relations; claims for any obligations, agreements, express or implied contracts; claims for defamation, invasion of privacy, assault and battery, intentional or negligent infliction of emotional distress, negligence, gross negligence, estoppel, conspiracy or misrepresentation; express or implied duties of good faith and fair dealing; wrongful discharge, violations of public policy; and/or torts for any and all alleged acts, omissions or events up through the Effective Date of this Agreement. Notwithstanding the foregoing provisions of this Section 4, the release provided in this Agreement shall not cover Executive’s right to indemnification under the by-laws of the Company, or any right of Executive to enforce the terms of the Separation Agreement.

5. Older Worker Benefit Protection Act. This Agreement is intended to comply with the terms of the Older Workers’ Benefit Protection Act. Accordingly, Executive acknowledges that he has been advised of the following rights:

a. Executive understands that state and federal laws, including the AGE DISCRIMINATION IN EMPLOYMENT ACT, prohibit employment discrimination based upon age, sex, marital status, race, color, national origin, ethnicity, religion, sexual orientation, veteran’s status and disability. He further acknowledges and agrees that, by signing this Agreement, he agrees to waive any and all such claims, and release the Company as well as the other Released Parties from any and all such claims.

b. Executive acknowledges that he has been advised in writing to consult with an attorney and has been provided with a reasonable opportunity to consult with an attorney prior to signing this Agreement, which contains a general release and waiver of claims.

c. Executive acknowledges that the consideration required to be paid pursuant to the terms of the Severance Agreement includes certain payments to which he otherwise would not be entitled, and that he is being paid these additional payments in consideration for signing this Agreement.

d. Executive acknowledges that he has been provided with a minimum of TWENTY-ONE (21) DAYS after receiving this Agreement to consider whether to sign this Agreement.

e. Executive has been informed that, in the event that he signs this Agreement, he has another SEVEN (7) DAYS to revoke it. To revoke, Executive agrees to deliver a written notice of revocation to Edward F. Lonergan, President and Chief Executive Officer, (with a cc to Scott D. Russell, Senior Vice President, General Counsel), JohnsonDiversey, Inc., 8310 16th Street,

P.O. Box 902, Sturtevant, WI 53177-0902, prior to 5 PM on the seventh day after signing. THIS AGREEMENT DOES NOT BECOME EFFECTIVE UNTIL EXPIRATION OF THIS SEVEN DAY PERIOD.

f. The consideration required to be paid under the Severance Agreement will not be paid until the aforesaid rescission period has expired without Executive exercising his right of rescission and all terms of this Agreement are fulfilled.

6. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein with regard to matters released hereunder.

7. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

8. Authority. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

9. No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

10. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

11. Entire Agreement. This Agreement and the Severance Agreement and the agreements and plans referenced therein represent the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company, and supersede and replace all prior agreements and understandings concerning Executive’s compensation and relationship with the Company and its affiliates. This Agreement may only be amended in writing signed by Executive and an executive officer of the Company.

12. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Wisconsin.

13. Effective Date. The Effective Date of this Agreement shall be (7) calendar days after the date that Executive signs the Agreement. The date that representatives of the Company sign this Agreement shall not affect the Effective Date for any purpose under this Agreement.

14. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

15. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

a. They have read this Agreement;

b. They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

They understand the terms and consequences of this Agreement and of the releases it contains;

They are fully aware of the legal and binding effect of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 19th day of December, 2008.

By:	/s/ Edward J. Kennedy
Edward J. Kennedy

JOHNSONDIVERSEY, INC.

By:	/s/ Scott D. Russell
Scott D. Russell
Title:	Senior Vice President, General Counsel

Exhibit B

Expatriate Assignment Provisions

i.	The following expatriate assignment provisions will remain in place until the earlier of (i) June 30, 2009, (ii) your relocation to the U.S., or (iii) you obtain new employment. The provisions will remain unchanged from current rates and/or amounts and will continue to be paid via the Company’s U.S. payroll and grossed up for U.S. taxes where applicable. All other expatriate assignment provisions not specifically mentioned below will cease as of the Termination Date.

Expatriate Provision	Remarks
Cost of Living Allowance	Paid monthly and grossed up for tax

Utilities Allowance	Paid monthly and grossed up for tax

Company-Paid Housing	Paid directly to landlord; landlord will be notified that the lease will be terminated as of June 30, 2009 and security deposit must be settled with the Company

Household Goods Storage	Paid directly to provider; provider will be notified that the Company’s responsibility for monthly storage fee will end June 30, 2009 and you will be responsible for all subsequent fees

Company Car	(B) Paid directly to provider; the Company will terminate the lease as of June 30, 2009

Children’s Education	Paid directly to providers for tuition, tutoring and transportation

Tax Preparation	US and Singapore tax return preparation for tax years 2008 and 2009

Tax Equalization	Tax equalization to the US through June 30, 2009 for salary continuation income and expatriate assignment provisions

Health and Welfare Benefits	COBRA effective as of the Termination Date

In addition, the Company will provide the following relocation assistance from Singapore to the U.S. if initiated no later than June 30, 2009 and completed no later than July 31, 2009. All arrangements must be coordinated through Nan Sheppard, Manager, Global Mobility Services.

Shipping of Household Goods	Per expatriate policy

Air Travel to Home Location	Per expatriate policy

Temporary Living	Per expatriate policy

Relocation Expense Allowance	Per expatriate policy

The Company sponsors a Singapore employment pass (work authorization) for you which will be maintained from the Termination Date through June 30, 2009. Effective July 1, 2009, the Company will withdraw your Singapore employment pass.